EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Magnolia Solar Corporation of our report dated February 26, 2016, relating to the consolidated financial statements which appear in the Form 10-K for the year ended December 31, 2015.

/s/ KBL, LLP

York, NY

February 26, 2016